ASIA MEDIA COMMUNICATIONS, LTD.
                           (FORMERLY SPERZEL-NV, INC.)
                             CONDENSED BALANCE SHEET

                                     ASSETS

                                                    September 30,  December 31,
                                                        1996           1995
                                                    ------------   ------------
                                                    (Unaudited)

                                                    $         --   $         --
                                                    ============   ============

                 LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts Payable .............................  $     14,448   $      3,422

Advances from Related Parties ....................        16,746         16,746
                                                    ------------   ------------

        Total Liabilities ........................        31,194         20,168
                                                    ------------   ------------

Deficit in Stockholders' Equity:
    Common stock, $.01 par value, 100,000,000
      shares authorized, 4,785,586 shares issued
      and outstanding in 1996 and 8,037,586 shares
      issued and outstanding in 1995 .............       170,132        170,132
    Additional paid-in capital ...................       626,549        626,549
    Retained earnings (deficit) ..................       (94,154)       (83,128)
                                                    ------------   ------------
                                                         702,527        713,553

    Less: Treasury stock .........................      (733,721)      (733,721)
                                                    ------------   ------------

        Total Deficit in Stockholders' Equity ....       (31,194)       (20,168)
                                                    ------------   ------------

                                                    $         --   $         --
                                                    ============   ============

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
                         ASIA MEDIA COMMUNICATIONS, LTD.
                           (FORMERLY SPERZEL-NV, INC.)
                        CONDENSED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                    Three Months Ended      Nine Months Ended
                                       September 30,           September 30,
                                     1996        1995        1996        1995
                                  ---------   ---------   ---------   ---------

Revenues:
    Net Sales ..................  $      --   $      --   $      --   $      --

Costs and Expenses:
    Selling and
      Administrative ...........     11,026       1,483      11,026       9,829
                                  ---------   ---------   ---------   ---------

Net Loss .......................  $ (11,026)  $  (1,483)  $ (11,026)  $  (9,829)
                                  =========   =========   =========   =========

Loss per share, based on
  average weighted number of
  shares outstanding ...........  $     (--)  $     (--)  $     (--)  $     (--)
                                  =========   =========   =========   =========

Number of Shares ...............  4,785,586   8,037,586   5,508,253   8,037,586
                                  =========   =========   =========   =========

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
                         ASIA MEDIA COMMUNICATIONS, LTD.
                           (FORMERLY SPERZEL-NV, INC.)
                        CONDENSED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                         For the Nine Months
                                                         Ended September 30,
                                                         1996          1995
                                                     ------------  ------------

Cash Flows from Operating Activities:

    Cash paid for goods and services ..............  $       --    $       (774)

Cash Flows from Financing Activities:

    Repayment of shareholders loan ................          --          (9,145)
                                                     ------------  ------------

Decrease in cash ..................................          --          (9,919)

Cash balance, beginning ...........................          --           9,919
                                                     ------------  ------------

Cash balance, end .................................  $       --    $       --
                                                     ============  ============

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
                         ASIA MEDIA COMMUNICATIONS, LTD.
                           (FORMERLY SPERZEL-NV, INC.)
                        CONDENSED STATEMENT OF CASH FLOWS
                                    UNAUDITED

                                                          For the Nine Months
                                                          Ended September 30,
                                                         1996          1995
                                                     ------------  ------------

Reconciliation of Net Loss to Cash Flows from Operating Activities:

Net Loss ..........................................  $       --    $     (9,829)

Adjustments:

    Increase in accounts payable
        and accrued expenses ......................          --           9,055
                                                     ------------  ------------

Cash Flows from Operating Activities ..............  $       --    $       (774)
                                                     ============  ============

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
                         ASIA MEDIA COMMUNICATIONS, LTD.
                           (FORMERLY SPERZEL-NV, INC.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation

        The accompanying balance sheet includes the accounts of Asia Media Communications, Ltd., (herein the "combine"), a corporation purchased by Sperzel-NV, Inc. on January 31, 1994. On the same date, Sperzel-NV, Inc. changed its name to Asia Media Communications, Ltd. As Asia Media Communications, Ltd., the Company had attempted to acquire the licensing rights for distribution of videos in the Far East. However, the acquisition was never completed and the Company is seeking opportunities in other business ventures.


NOTE 2: UNAUDITED FINANCIAL STATEMENTS

        The financial statements, as of September 30, 1996, and for the periods ended September 30, 1996 and 1995, included herein are unaudited; however, such information reflects all adjustments consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the information for such periods. In addition, the results of operations for the interim periods are not necessarily indicative of results for the entire year. The accompanying financial statements are in condensed form and should be read in conjunction with the Company's annual report filed on Form 10K.


NOTE 3: SUBSEQUENT EVENT

        On March 18, 1996, the Company filed form 8K with respect to a merger with Kremlyorskey Group, Inc., (KGI), a privately held Delaware Corporation. As a result of the merger, KGI would be a successor corporation to the Company. On October 15, 1996, the Company filed an 8K rescinding the planned merger.

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